Exhibit 10.5

THE WASHINGTON SAVINGS BANK, F.S.B.

STOCK OPTION GRANT AGREEMENT

This Grant Agreement (the “Agreement”) is entered into this        day of          ,           , to be effective                           (the “Grant Date”), by and between The Washington Savings Bank, F.S.B., a federally-chartered, federally-insured stock savings bank (the “Corporation”), and                             (“Grantee”).

ARTICLE 1

GRANT OF OPTION

Section 1.1 Grant of Options. Subject to the provisions of the Agreement and pursuant to the provisions of The Washington Savings Bank, F.S.B. 1997 Omnibus Stock Plan (the “Plan”), the Corporation hereby grants to Grantee as of the Grant Date a stock option (the “Option”) of the type stated on schedule A, attached hereto and made a part hereof, to purchase all or any part of the number of shares of Common Stock of the Corporation, par value of $1.00 per share, set forth on Schedule A, at the exercise price per share (the “Exercise Price”) set forth on Schedule A.

Section 1.2 Terms of Options. Unless the Option granted pursuant to Section 1.1 terminates earlier pursuant to other provisions of the Agreement, the Option shall expire at 5:00 p.m. Eastern Time on the expiration date specified in Schedule A. Notwithstanding the foregoing, in no event shall an Option that is specified on Schedule A as being an Incentive Stock Option expire later than 5:00 p.m. Eastern Time on the day prior to the tenth (10th) anniversary of its Grant Date.

ARTICLE 2

VESTING

Section 2.1 Vesting Schedule. Unless the Option has earlier terminated pursuant to the provisions of the Agreement, Grantee shall become vested in a portion of the Option with respect to a percentage or number of the underlying shares specified on Schedule A, on each annual anniversary of such Grant Date, in accordance with the vesting schedule specified on Schedule A; provided, however, the Grantee shall have been in the continuous employ or service of the Corporation from the Grant Date through the specified anniversary of such Grant Date.

Section 2.2 Acceleration of Vesting. Unless the Option has earlier terminated pursuant to the provisions of the Agreement, vesting of the Option granted to Grantee hereunder shall be accelerated so that the unvested portion of the option shall become one hundred percent (100%) vested in Grantee upon the earlier to occur of:  (i) Grantee’s Disability, as defined in Article 4 hereunder, or (ii) termination of Grantee’s employment or service with the Corporation as a result of Grantee’s death, or (iii) a change in control of the Corporation as defined by the Office of Thrift Supervision.

ARTICLE 3

EXERCISE OF OPTION

Section 3.1 Exercisability of Option. No Portion of the Option granted to Grantee shall be exercisable by Grantee prior to such time portion of the Option has vested.

Section 3.2 Manner of Exercise. The vested portion of the Option may be exercised in whole or in part, by delivering written notice to the Administrator in accordance with Section 5.9 hereof in such form as the Administrator may require from time to time.

If the Common Stock is registered under section 12(b) or 12(g) of the Securities Exchange Act of 1934, the Administrator, subject to such limitations as it may determine, may authorize payment of the exercise price, in whole or in part, by delivery of a properly executed exercise notice, together with irrevocable instructions: (i) to a brokerage firm approved by the Corporation to deliver promptly to the Corporation the aggregate amount of sale or loan proceeds to pay the exercise price and any withholding tax obligations that may arise in connection with the exercise, and (ii) to the Corporation to deliver the certificates for such purchased shares directly to such brokerage firm.

Section 3.3 Issuance of Shares and Payment of Cash upon Exercise. Upon exercise of the Option, in whole or in part, in accordance with the terms of the Agreement and upon payment of the Exercise Price for the shares of Common Stock as to which the Option is exercised, the Corporation shall issue to Grantee or Grantee’s permitted transferee, as the case may be, the number of shares of Common Stock so paid for, in the form of fully paid and non assessable Common Stock. The stock certificates for any shares of Common Stock issued hereunder shall, unless such shares are registered or an exemption from registration is available under applicable federal and state law, bear a legend restricting transferability of such shares and referencing the Stockholders Agreement, if applicable.

ARTICLE 4

TERMINATION OF OPTION

Section 4.1 Termination of Employment of Affiliation for Reasons Other than Death, Disability or Change in Control. Unless the Option has earlier terminated pursuant to the provisions of the Agreement, the Option granted to Grantee shall terminate in its entirely, regardless of whether the Option is vested in whole or in part, three (3) months after the date Grantee is no longer employed by, nor affiliated with, the Corporation and its affiliates for any reason other than Grantee’s death or disability. Notwithstanding the foregoing, the Option granted to Grantee shall terminate in its entirety, regardless of whether the Option is vested in whole or in part, upon termination of the employment of the Grantee by the Corporation or an affiliate for “cause”. If Grantee is a party to a written employment or severance agreement with the Corporation or an affiliate which contains a definition of “cause”, “termination for cause” or any other similar term or phrase, whether such Grantee is terminated for “cause” pursuant to this Section 4.0 shall be determined according to the terms of and in a manner consistent with the provisions of such written employment agreement. If Grantee is not party to such a written employment or severance agreement with the Corporation or an affiliate, then for purposes of this Section 4.1, “cause” shall mean (i) any substantiated act by Grantee involving dishonesty or bad faith against the Corporation or an affiliate, or any act or omission that demonstrates a lack of integrity of Grantee with respect to the Corporation or an affiliate; (ii) Grantee engaging in acts or omissions that demonstrably and materially injure the business and affairs of the Corporation or an affiliate, monetarily or otherwise; (iii) breach or threatened breach by Grantee of any non-competition or confidentiality agreement entered into between Grantee and the Corporation or its affiliate;(iv) chronic use of alcohol, drugs or any similar substances affecting Grantee’s work performance, or (v) Grantee being convicted of, or pleading guilty or nolo contendere to, or being indicted for a felony or other crime involving theft, fraud or moral turpitude. The good faith determination by the Administrator of whether Grantee’s employment or service relationship was terminated by the Corporation for “cause” shall be final and binding fir all purposes hereunder.

Section 4.2 Upon Grantee’s Death. Unless the Option has earlier terminated pursuant to the provisions of the Agreement, upon Grantee’s death Grantee’s executor, personal representative, the person to whom the Option shall have been transferred by will or the laws of descent and distribution, or such other permitted transferee, as the case may be, may exercise all or any part of the outstanding Option with respect to shares of Common Stock as to which the Option is vested as of the Grantee’s date of death, provided such exercise occurs within twelve (12) months after the date of Grantee’s death, but not later than the end of the stated term of Option.

Section 4.3 Termination of Employment by Reason of Disability. Unless the Option has earlier terminated pursuant to the provisions of the Agreement, in the event that Grantee ceases, by reason of Disability, to be an employee of the Corporation or an affiliate, the vested portion of the outstanding Option may b exercised in whole or in part at any time within twelve (12) months after date of Disability, but not later than the end of the stated term of the Option. For purposes of this Agreement, Disability shall mean the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or be expected to last for a continuous period of not less than twelve (12) months. The Administrator may require such proof of Disability as the Administrator in its sole discretion deems appropriate and the Administrator’s determination as to whether Grantee is Disabled shall be final and binding on all parties concerned.

ARTICLE 5

MISCELLANEOUS

Section 5.1 Non-Guarantee of Employment. Nothing in the Plan or the Agreement shall be construed as a contract of employment between the Corporation (or an Affiliate) and Grantee, or as a contractual right of Grantee to continue in the employ of the Corporation or an affiliate, or as a limitation of the right of the Corporation or an Affiliate to discharge Grantee at any time.

Section 5.2 No Rights of Stockholder. Grantee shall not have any of the rights of a stockholder with respect to the Shares of Common Stock that may be issued upon the exercise of the Option until such shares of Common Stock have been issued to him upon the due exercise of the Option.

Section 5.3 Notice of Disqualifying Disposition. If Grantee makes a disposition (as term is defined in §424 (c) of the Code) of ant shares of Common Stock acquired pursuant to the exercise of an Incentive Stock Option within two (2) years of the Grant Date or within one (1) year after the shares of Common Stock are transferred to Grantee, Grantee shall notify the Administrator in writing of such disposition in writing.

Section 5.4 Withholding if Taxes. The Corporation or any affiliate shall have the right to deduct from any compensation or any other payment of any kind (including withholding the issuance of Shares of Common Stock) due Grantee the amount of any federal, state or local taxes required by law to be withheld as the result of the exercise of the Option or the disposition (as the term defined) §424 (c) of the Code) of shares of Common Stock acquires pursuant  to the exercise Option; provided, however, that the value of the shares of Common Stock withheld may not exceed the statutory minimum withholding amount required by law. In lieu of such deduction, the Administrator may require Grantee to make cash payment to the Corporation or an affiliate equal to the amount required to be withheld. If Grantee does not make such payment when requested, the Corporation may refuse to issue any Common Stock certificate under the Plan until arrangements satisfactory to the Administrator for such payment have been made.

Section 5.5 Non-Transferability of Option. The Option shall be nontransferable otherwise than by will or the laws of descent and distribution and (ii) during the lifetime of Grantee, the Option may be exercised only by Grantee or, during the period Grantee is under a legal disability, by Grantee’s guardian or legal representative.

Section 5.6 Agreement Subject to Charter, By-Laws and Governing Laws. This Agreement is subject to the Charter and By-Laws of the Corporation, and any applicable Federal or State Laws, rules or regulations, including without limitation, the laws, rules, and regulations of the State of Maryland, other than the conflict and choice of laws principles thereof.

Section 5.7 Gender. As used herein the masculine shall include the feminine as the circumstances may require.

Section 5.8 Headings. The headings in the Agreement are for reference purposes only and shall not affect the meaning or interpretation of the Agreement.

Section 5.9 Notices. All notices and other communications made or given pursuant to the Agreement shall be in writing and shall be sufficiently made or given if hand delivered or mailed by certified mail, addressed to Grantee at the address contained in the records of the Corporation, or addressed to the Administrator, care of the Corporation for the attention of its Secretary at its principal office, or, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties.

Section 5.10 Entire Agreement: Modification. The Agreement contains the entire Agreement between the parties with respect to the subject matter contained herein and may not be modified, except as provided in the Plan or in a written document signed by each of the parties hereto.

Section 5.11 Conformity with Plan. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan, which is incorporated herein by reference. Unless stated otherwise herein, capitalized terms in this Agreement shall have the same meaning defined in the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in the Agreement or any matters as to which the Agreement is silent, the Plan shall govern.

IN WITNESS WHEREOF, the parties have executed the Agreement as of the date first above written.

THE WASHINGTON SAVINGS BANK, F.S.B.

By:

GRANTEE

SCHEDULE A

Stock Option Granted to

Type of Option:
[Insert Incentive Stock Option (“ISO”) or Nonqualified Stock Option]

Grant Date:

Number of Shares:

Exercise Price Per Share:
[If an ISO, insert a price which is at least 100% of the Fair Market Value, or for an ISO granted to a more –than-10% owner, at least 110% of the Fair Market Value]

Expiration Date:
[If an ISO, insert a date that is no later than the 10th anniversary of the Grant Date or, for an ISO granted to a more-than-10% owner, no later than the 5th anniversary]

Vesting Schedule:
Term is two years:

Exercisable 50% one year after grant date
Additional 50% two years after grant date